Exhibit 99.1

Amplify Energy Announces Appointment of James Craddock to its Board of Directors

HOUSTON, February 9, 2023 — Amplify Energy Corp. (“Amplify” or the “Company”) (NYSE: AMPY) announced today the appointment of James (“Jim”) E. Craddock to the Amplify Board of Directors (“Board”). Mr. Craddock joins the Board following a comprehensive process, conducted with the assistance of a nationally recognized board recruitment firm, to complement the Board’s existing credentials and qualifications. Mr. Craddock will also serve on the Nominating and Governance Committee of the Board.

Mr. Craddock is a seasoned upstream executive and director who possesses broad-based technical and operational knowledge with over 30 years of experience. Mr. Craddock served as the Chairman and Chief Executive Officer of Rosetta Resources Inc., from 2013 to 2015 until its merger with Noble Energy Inc., following which Mr. Craddock served on Noble Energy Inc.’s board of directors from 2015 until Noble was acquired in 2020. Prior to that, Mr. Craddock was the Chief Operating Officer for BPI Industries Inc. and held several positions of increasing responsibility over a 20-year career at Burlington Resources Inc. He currently serves on the board of directors of Crescent Point Energy Corp. and previously served on the boards of Templar Energy LLC, Noble Energy Inc. and Bonanza Creek Energy, Inc. and on the Texas Railroad Commission’s Eagle Ford Shale Task Force. Mr. Craddock holds a B.S. in Mechanical Engineering from Texas A&M University.

Chris Hamm, Amplify’s Chairman of the Board commented, “We are excited to welcome Jim to our Board of Directors. Jim’s vast industry experience as an executive and director will be of significant value to Amplify and its shareholders.”

About Amplify Energy

Amplify Energy Corp. is an independent oil and natural gas company engaged in the acquisition, development, exploitation and production of oil and natural gas properties. Amplify’s operations are focused in Oklahoma, the Rockies, federal waters offshore Southern California, East Texas / North Louisiana, and the Eagle Ford. For more information, visit www.amplifyenergy.com.

Investor Relations Contacts

Jason McGlynn – Chief Financial Officer

(832) 219-9055

jason.mcglynn@amplifyenergy.com